SEAWAY FOOD TOWN, INC.

           1020 Ford Street - P. O. Box 892 - Maumee, Ohio  43537-0892



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS





TO THE SHAREHOLDERS OF SEAWAY FOOD TOWN, INC.:

  Notice is hereby given that the ANNUAL MEETING of the shareholders of Seaway Food Town, Inc., an Ohio corporation, will be held at the Brandywine Country Club, Fireside Room, 6904 Salisbury Road, Maumee, Ohio, on Thursday, the 5th of January, 1995, at 2:00 p.m., Eastern Standard Time, for the purpose of considering and acting upon:

  (1) The election of three (3) Directors to serve as members of Class I during the ensuing three years and until their successors are elected and qualified.

  (2) A proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 26, 1995.

  (3) The transactions of such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business November 18, 1994 will be entitled to vote at the meeting or any adjournment thereof.

  Accompanying this notice is a copy of the Annual Report of the Company reflecting operations for the 1993-1994 fiscal year.

                                      By the Order of the Board of Directors





                                     GARY D. SIKKEMA
                                     Secretary

Maumee, Ohio
December 9, 1994


    Shareholders who do not expect to be present in person on January 5, 1995 are requested to sign, date and return the attached proxy as promptly as possible.

                                 PROXY STATEMENT
                                       of
                             SEAWAY FOOD TOWN, INC.
            1020 Ford Street, P. O. Box 892, Maumee, Ohio  43537-0892

December 9, 1994

  THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEAWAY FOOD TOWN, INC., for use at the Annual Meeting of Shareholders to be held January 5, 1995, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to security holders on or about December 9, 1994. Any shareholder giving a proxy may revoke it by giving written notice to the Secretary of the Company, or in open meeting, at any time before it is voted. The Company will bear the cost of the solicitation and will reimburse brokers or other persons holding Common Shares of the Company in their names, or in the name of their nominees, for reasonable expenses in forwarding the proxy and proxy statement to the beneficial owners of such shares.

                                      VOTING SECURITIES

  At the close of business on November 18, 1994, the record date for the determination of shareholders entitled to vote at the Annual Meeting, there were outstanding 2,174,773 shares of Common Stock, without par value (stated value
$2 per share).   The voting power of the shareholders of the Company is vested exclusively in the holders of such Common Shares. The presence in person or by proxy of the holders of a majority of the outstanding shares will constitute a quorum at the Annual Meeting of Shareholders. Holders of Common Shares of record at the close of business on November 18, 1994 will be entitled to one vote per share on all business which is conducted at the meeting, except that shareholders have cumulative voting rights in the election of directors. Cumulative voting means that each shareholder is entitled to multiply the number of shares he is entitled to vote by the number of directors to be elected and to allocate the resulting aggregate votes among the nominees for election in such manner as desired. In order to exercise the right to vote cumulatively upon the election of directors, a shareholder must give notice in writing to the President, the Treasurer or the Secretary of the Company, which notice must be given on or before 2:00 P.M., January 3, 1995, and shall state the desire of the shareholder to exercise cumulative voting rights in the election of directors. Announcement thereof must be given at the meeting, as provided by Section 1701.55(C) of the Ohio Revised Code, and thereupon all shareholders shall have the right to vote cumulatively. The Chairman of the meeting or the Secretary will make an announcement at the meeting of any such notice that may be received.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

  The total number of Directors on the Board of Directors of the Company fixed under the Code of Regulations is twelve (12). However, the Board of Directors is operating with nine (9) members.

  The Board of Directors of the Company is divided into three (3) Classes, each consisting of three (3) Directors. The terms of office for the members of Class I of the Board of Directors will expire with this Annual Meeting and until their successors are elected and qualified. The terms of office of the nominees for Class I, if elected, will expire with the Annual Meeting held subsequent to the close of the fiscal year ending August 30, 1997, and until their successors are elected and qualified.

  It is presently intended that the shares represented by management proxies will, unless a contrary intent is expressed, be voted for the election of the nominees listed below, each to serve as a member of Class I for a three-year term and to hold office until a successor is elected and qualified.

  All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, an event which the management does not now expect, the persons voting the shares represented by management proxies will vote for such substitute nominee as may be named by the Board of Directors.

  An affirmative vote of the holders of a majority of the shares represented at the Annual Meeting is required to elect a nominee unless cumulative voting rights are exercised. Proxies cannot be voted for a greater number of persons than the number of nominees named in Class I to be elected at the Annual Meeting. The holders of management proxies will have discretionary authority to cumulate votes.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

  The following table sets forth certain information as of November 18, 1994 with respect to those persons who are Directors and/or nominees for election as Directors:

                                                        Common
                                                  Dir-   Year     Stock Bene-     Percent
  Name and Age                                    ector  Term     ficially           of
  of Director          Principal Occupation       Since  Expires  Owned (1)(2)(3)   Class
- -------------------- --------------------------   ------  ------- --------------- --------
CLASS I DIRECTORS (NOMINEES FOR ELECTION)

Thomas M. O'Donnell  Chairman of the Board and     1970     1995       2,800 (12)  *
       Age 57           Chief Executive Officer,
                      McDonald & Company Secur-
                      ities, Inc., Investment
                      Bankers, Cleveland, Ohio (11)

Richard K. Ransom   President, Ransom Consulting   1989     1995      2,000       *
       Age 75        Partnership; Former Chairman
                     of the Board and President of
                     Hickory Farms of Ohio, Inc.

Joel A. Levine     Partner, Spengler              NEW       ---          0        *
     Age 56          Nathanson,
                     Attorneys at Law (4) (5)

CLASS II DIRECTORS (CONTINUING IN OFFICE)

Robert J. Kirk     Financial Consultant;          1978     1996       3,200       *
       Age 81        Former Senior Partner,
                     Arthur Young and Company,
                     Certified Public
                     Accountants, Toledo, Ohio (6)

Waldo E. Yeager    Chief Financial Officer,      1987     1996        5,559(7)(8) *
      Age 58         Treasurer

Richard B. Iott    President of the Company      1987     1996     172,510(7)(9) 7.93%
       Age 43

CLASS III DIRECTORS (CONTINUING IN OFFICE)

Wallace D. Iott    Chairman of the Board        1957     1997     453,950(7)(10)20.87%
      Age 79         and Chief Executive
                     Officer of the Company

Paul L. Pope      Director of the Company       1957     1997     124,122(13)    5.71%
     Age 83         and Former Vice President
                    and Secretary of the Company

David J. Walrod  Executive Vice President--    1987     1997       30,097(7)     1.38%
     Age 48        Operations of the Company
*Less than 1%

          The Board of Directors has appointed an Audit Committee whose members for the fiscal year ended August 27, 1994 were David A. Katz, Robert J. Kirk, Thomas M. O'Donnell and Richard K. Ransom. Mr. Katz resigned from the Committee effective October 21, 1994. The Committee's purpose is to recommend outside auditors and to review the scope of audit procedures, audit reports and other matters with respect to the Company's financial reporting. This Committee met two (2) times during the fiscal year.

     The Board of Directors has appointed an Executive Compensation Committee whose members for the fiscal year ended August 27, 1994 were Wallace D. Iott, David A. Katz, Robert J. Kirk and Thomas M. O'Donnell. Mr. Katz resigned from the Committee effective October 21, 1994. This Committee's purpose is to review compensation paid to the members of the Board of Directors and the corporate officers of the Company and recommend changes in their compensation. This Committee met one (1) time during the fiscal year.

     The Board of Directors has appointed a Nominating Committee for the fiscal year ended August 27, 1994 whose members were Wallace D. Iott, David A. Katz, Robert J. Kirk and Paul L. Pope. Mr. Katz resigned from the Committee effective October 21, 1994. This Committee's purpose is to review the desirability of new members of the Board of Directors and to seek out and recommend candidates for positions on the Board of Directors. Shareholders who desire to have an individual considered by the Nominating Committee for the next vacant position on the Board of Directors should submit the recommendation in writing to the Secretary of the Company before the September 1 preceding the next Annual Meeting of the Shareholders and include biographical information and qualifications for service as a director. The Nominating Committee met one
(1) time during the fiscal year.

     During the fiscal year ended August 27, 1994, the Board of Directors met a total of four (4) times. All Directors attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which they served, except for Mr. Pope.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth, as of November 18, 1994, the names and addresses of beneficial owners, amounts beneficially owned, and the percentage of common shares owned beneficially by those persons (including any "group" as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to management to be the beneficial owner of more than 5% of the Company's Common Shares:

           Name and address                Amount Beneficially     Percent of
         of Beneficial Owner                 Owned (1)(2)(3)          Class
Wallace D. Iott                                 453,950 (7) (10)     20.87%
3402 Chapel Drive
Toledo, Ohio  43615

Lieber & Company
2500 Westchester                                134,000               6.16%
Purchase, New York  10577

The Trust Company of Toledo, Trustee
6135 Trust drive                                173,362               7.97%
Holland, Ohio  43528

Richard B. Iott
5245 Kenner Road                               172,510 (7) (9)       7.93%
Monclova, Ohio  43542

Constance J. Heider
6744 Sweet Bush                                147,793               6.80%
Sylvania, Ohio  43560

Paul L. Pope
4532 Sanderling Lane                           124,122 (13)          5.71%
Quail Ridge No. 73
Boynton Beach, Florida  33436

All executive officers and directors           795,138  (7)         36.56%
as a group (8 persons)


INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     The Company leases supermarkets in Temperance, Michigan and Sylvania, Ohio and a Floral Operations Center in Toledo, Ohio, from MS Associates, a limited partnership controlled by members of the Wallace D. Iott family. The primary term for the Temperance supermarket lease expires in the year 2002; $117,659 in rent was paid during the fiscal year for the Temperance location. The primary term for the Sylvania supermarket lease expires in the year 2004; $306,821 in rent was paid during the fiscal year for the Sylvania location. The primary term for the Toledo Floral Operations Center lease expires in the year 1997; $17,500 in rent was paid during the fiscal year for the Floral Operation Center.

     The Company believes that the terms of the foregoing leases and other transactions are at least as favorable as those that could have been obtained from non-affiliated parties for comparable properties or goods.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows certain compensation information for the Chief Executive Officer and the three other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended August 29, 1992, August 28, 1993, and August 27, 1994. This information includes the dollar value of base salaries and certain other compensation. The Company does not award bonuses or award Stock Appreciation Rights ("SARs"). In addition, the Company's stock option plan has expired and there are no unexercised options outstanding.

                                 SUMMARY COMPENSATION TABLE
                                                                  LONG-TERM COMPENSATION
                               ANNUAL COMPENSATION                AWARDS         PAYOUTS
                                                     Other Ann. Restricted
                                                      Compen-     Stock   Options/ LTIP    All Other
                                                      sation     Award(s)  SARs    Payouts  Compen-
                               Salary        Bonus     ($) (A)      ($)      (#)      ($)    sation
                        Year     ($)          ($)                                           ($)(B)(D)
Wallace D. Iott,        1994  $310,000 (C)  $  0       $  --      $  0       0      $  0    $63,716
  Chairman of the       1993   309,712 (C)     0          --         0       0         0     62,163
   Board and            1992   306,863         0          --         0       0         0     61,752
   Chief Executive
   Officer

Richard B. Iott,        1994   180,500         0          --         0       0         0     13,512
   President            1993   179,539         0          --         0       0         0     12,245
                        1992   170,116         0          --         0       0         0     12,213

David J. Walrod,        1994   171,300         0          --         0       0         0     13,913
  Executive Vice-       1993   170,627         0          --         0       0         0     12,767
   President --         1992   165,931         0          --         0       0         0     12,819
   Operations

Waldo E. Yeager,        1994   157,100         0          --         0       0         0     20,460
  Chief Financial       1993   156,658         0          --         0       0         0     19,223
   Officer &            1992   152,154         0          --         0       0         0     19,259
   Treasurer



 (A) Perquisites and other benefits for each executive officer amount to less than 10% of salary and bonus.

 (B) Includes amounts paid by the Company on behalf of the executive for some or all of the following: Matching 401(k) Contributions ("401(k)"), ESOP Contributions "ESOP"); insurance premiums on life insurance for the executive paid by the Company and fully included on the executive's W-2 ("Premiums"); insurance premiums paid by the Company pursuant to a "split-dollar" arrangement with the executive ("Insurance").

(C) Mr. Iott's salary for 1993 was previously reported as $321,635 as a result of the erroneous inclusion of a pay period that should have been applied to his 1994 compensation. The figures contained in the current Summary Compensation Table have been adjusted and are accurate.

                       1994      1993      1992
Wallace D. Iott:
401(k)              $ 4,620   $ 4,497   $ 4,364
ESOP                $ 7,196   $ 5,766   $ 5,488
Premiums            $51,900   $51,900   $51,900

Richard B. Iott:
401(k)              $ 4,289   $ 4,363   $ 4,532
ESOP                $ 5,723   $ 4,382   $ 4,181
Insurance           $ 3,500   $ 3,500   $ 3,500

David J. Walrod
401(k)              $ 4,299   $ 4,270   $ 4,523
ESOP                $ 5,414   $ 4,297   $ 4,096
Insurance           $ 4,200   $ 4,200   $ 4,200

Waldo E. Yeager
401(k)              $ 4,497   $ 4,278   $ 4,502
ESOP                $ 4,963   $ 3,945   $ 3,757
Insurance           $11,000   $11,000   $11,000

(D) Under the terms of a split-dollar insurance arrangement between the Company and the executive, upon surrender of the policy, the executive is entitled to the cash surrender value in excess of premiums paid by the Company. Currently, premiums paid by the Company exceed the cash surrender value.







OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no stock options granted in the last fiscal year. The Company's Stock Option Plan expired October 13, 1993. The Company has not maintained and does not currently sponsor a program through which SARs are granted.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The Company has not awarded and does not award SARs. There are no unexercised options outstanding due to the expiration of the Company's Stock Option Plan on October 13, 1993. The Company has not adopted a substitute Plan.

LONG-TERM INCENTIVE PLANS/AWARDS IN LAST FISCAL YEAR

     The Company does not maintain any long-term incentive plans. No long-term incentive awards were made in the last fiscal year.

COMPENSATION COMMITTEE REPORT

     The fundamental philosophy of the Company's compensation program is to retain and reward executives who are capable of leading the Company in achieving its business objectives in an industry characterized by complexity, competitiveness and change.

     The compensation of the Company's top executives is reviewed and approved annually by the Compensation Committee. The Company does not maintain any long or short-term incentive programs for its executives.

BASE SALARY

     The Committee annually reviews and establishes an overall salary structure at a competitive level with the industry that applies to all salaried employees, including officers. Salary levels for executives are determined by the individual's experience level, scope and complexity of the position held, comparability within the supermarket industry and within the area, length of service, and contributions toward the Company's success and continuing operation. While there is no specific weighting of these factors, competitive positioning is the primary consideration in establishing the budget for salary expenditures. Business and other economic factors such as net income and estimates of inflation are secondary considerations.

     In addition to the foregoing, the following factors are also considered in determining the compensation for Wallace D. Iott, the Company's CEO: comparable executive compensation within the supermarket industry, Mr. Iott's 37-year tenure with the Company, his present and cumulative contributions to the Company, the sales and gross profit margin of the Company and its various subsidiaries and affiliates, and other intangible criteria.

     Based on the criteria described above, Mr. Iott was granted no increase in 1994. His base salary for 1994 of $310,000 is shown under the caption "Salary" in the Summary Compensation Table.

STOCK OPTION PLAN

     The Company's Stock Option Plan expired October 13, 1993. The Company does not presently sponsor a stock option plan.

SUMMARY

     The Compensation Committee has the responsibility for ensuring that the Company's compensation program adequately compensates its executives while also being mindful of the interest of its shareholders.

     The Company has had, and continues to have, an appropriate and competitive compensation program. While the Compensation Committee is constantly reviewing incentive programs and other forms of compensation that may be implemented to develop and maintain strong management and, therefore, Company growth and profitability, the current compensation program supports a performance-oriented environment that rewards performance, not only with respect to Company goals, but also Company performance as compared to that of industry performance levels.

SHARE INVESTMENT PERFORMANCE

     The following graph compares the yearly percentage change in the cumulative total shareholder return, including reinvested dividends, of Seaway Food Town, Inc. Common Stock, with two other indexes.




     SEE GRAPH DESCRIPTION BELOW

                                      CUMULATIVE TOTAL RETURN
                        8/89     8/90    8/91     8/92   8/93      8/94
Seaway Food Town,Inc.  100       74       59       55      52       46

Peer Group             100       71       79       64      64       60

NASDAQ Stock Market    100       83      118      128     168


The peer group companies are: Buttrey Food & Drug Stores (went public in 1991), Delchamps, Inc., Eagle Food Centers, Inc., Foodarama Supermarkets, Inc., Ingles Markets, Inc., Marsh Supermarkets, Inc. and Village Supermarket, Inc. These are moderately capitalized companies engaged in the same line of business as the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Two members of the Compensation Committee, Wallace D. Iott, and David Katz, are or were Executive Officers of the Company. Mr. Iott is the Chairman of the Board and Chief Executive Officer. Mr. Katz was the Secretary of the Company. Mr. Katz received no compensation from the Company for his services as Secretary, however, he was a partner in the law firm of Spengler Nathanson,
until October 21, 1994.   Mr. Katz resigned from the Committee effective
October 21, 1994. (4)


COMPENSATION OF DIRECTORS

  Members of the Board of Directors who have not previously served and who are not currently serving as employees of the Company are paid an annual fee of $4,000 for service as a Director of the Company. Non-employee Directors (other than Mr. Katz) are paid $1,000 for each Board meeting attended and $600 for each day Committee meetings are attended on a day other than a day the entire Board of Directors meets. No fees for services as a Director or Secretary of the Company were paid to Mr. Katz. Legal fees are paid to Spengler Nathanson as compensation for his services in connection with Board and Committee activities. Paul Pope receives supplemental pension payments of $15,000 per year for life,attributable solely to service rendered during his employment with the Company. These payments were originally scheduled to expire in 1990. By agreement dated October 12, 1989, these payments were extended through the year 2000, but terminating at the death of both Mr. Pope and his wife, if earlier.

EXECUTIVE OFFICERS

     Prior to his resignation effective October 21, 1994, David A. Katz was the Secretary of the Company. Effective October 21, 1994, Gary D. Sikkema was appointed Company Secretary. Mr. Katz was, and Mr. Sikkema is, a partner of the law firm of Spengler Nathanson. Both Mr. Katz and Mr. Sikkema have been partners of Spengler Nathanson for the most recent five (5) year period.
Messrs. Katz and Walrod have served as executive officers of the Company since 1979. Waldo E. Yeager has served as an executive officer of the Company since 1974. Wallace D. Iott has been the Chief Executive Officer of the
Company since it was founded in 1957. Richard B. Iott was elected to executive officer status in 1984 and has been employed by the Company since 1971 in a variety of capacities. Prior to his election to the office of President he was employed primarily in the marketing and merchandising areas. Richard B. Iott is the son of Wallace D. Iott, Chairman of the Board and Chief Executive Officer of the Company. The term of office for all executive officers is one (1) year.

FOOTNOTES:
   (1) Based in part on information furnished by the nominees and directors or their agents, and in part on Company records.
   (2) The inclusion of shares owned by the spouse or any of the minor children of any of the nominees or directors as being beneficially owned shall not be construed as an admission of beneficial ownership by such director or nominee.
   (3) No shares reported hereunder are owned of record but not owned beneficially.
   (4) Spengler Nathanson has served as general counsel to the Company since incorporation in 1957 and will remain as such in the current fiscal year. Fees paid to said firm by the Company for legal services amounted to $347,923 during the Company's fiscal year ended August 27, 1994.
   (5) Mr. Levine has been nominated to replace Mr. Katz as a Class I
   Director.     Mr. Katz resigned as an officer and Director of the Company effective October  21, 1994 due to his appointment as a Federal Court Judge.
   (6) Mr. Kirk is also a member of the Board of Directors of Sparton Corporation and The Harbor Funds.
   (7) Includes the number of shares allocated as of the record date under the Seaway Food Town, Inc. Employee Stock Ownership Plan.
   (8) Includes 300 shares owned by Mr. Yeager's children.
   (9) Includes 22,214 shares owned by Richard B. Iott as custodian for his minor children and 8,125 shares owned by his wife.
   (10)Includes 199,200 shares owned by Wallace D. Iott's wife.
   (11)Mr. O'Donnell is also a member of the Board of Directors of McDonald & Company Investments, Inc., parent company of McDonald & Company Securities,Inc.
   (12)Does not include any shares held by McDonald & Company Securities, Inc., a dealer in securities and for which Mr. O'Donnell is Chairman of the Board and Chief Executive Officer. Includes 400 shares owned by Mr.O'Donnell's wife and 1,200 shares owned by her as custodian for their minor child.
   (13)Includes 31,786 shares owned independently by Mr. Pope's wife.
   (14)Based on information in Schedule 13G filed with the Securities and Exchange Commission on or about June 25,1987, and any amendments thereto and information provided by the beneficial owner.
   (15)Held as Trustee for Seaway Food Town, Inc. Employee Stock Ownership
   Plan.
   (16)Includes 7,685 shares owned by Constance J. Heider as custodian for her minor child.

                        RATIFICATION OF SELECTION OF AUDITORS
                                (Proposal 2)

     At the Annual Meeting, shareholders will consider and act upon the approval of auditors for the Company's fiscal year ending August 26, 1995.
The Board of Directors, upon recommendation of its Audit Committee and subject to such approval, has selected the independent certified public accounting firm of Ernst & Young LLP as such auditors. Ernst & Young LLP have been auditors for the Company for many years through one of its predecessor entities, Arthur Young & Company. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board of Directors of the Corporation recommends a vote for approval of the selection of Ernst & Young LLP. Unless otherwise specified, shares represented by proxies will be voted for approval of Ernst & Young LLP as auditors. Although the submission of this matter for approval by shareholders is not required legally, the Board of Directors believes that such submission follows sound corporate practice and is in the best interests of shareholders. If approval of Ernst & Young LLP by an affirmative vote by the holders of a majority of the shares presented is not received, the selection of a firm as auditors for the Corporation will be considered by the Audit Committee and the Board of Directors.

                          SHAREHOLDER PROPOSALS

     Shareholders may submit proposals for consideration at a meeting of the shareholders if the shareholder desiring to do so complies with the proxy solicitation rules of the Securities and Exchange Commission. In order for such proposal to be included in the proxy statement for the Annual Meeting in 1996, the proposal must be received by the Secretary no later than September 1, 1995.


                                      OTHER MATTERS

     At the date of this proxy statement the Management knows of no other business to be presented at the meeting. However, if any other business should come before the meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment .


                                    By Order of the Board of Directors
                                    Gary D. Sikkema, Secretary
                                    SEAWAY FOOD TOWN, INC.

December 9, 1994
Maumee, Ohio